Exhibit 12(b)
FLORIDA POWER & LIGHT COMPANY AND SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (a)

	Years Ended December 31,

	2007	2006	2005	2004	2003

	(millions of dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Net income	$836	$802	$748	$750	$755
Income taxes	451	424	408	409	403
Fixed charges, as below	325	296	244	202	186

Total earnings, as defined	$1,612	$1,522	$1,400	$1,361	$1,344

Fixed charges, as defined:
Interest charges	$304	$278	$224	$183	$173
Rental interest factor	7	7	7	8	8
Fixed charges included in nuclear fuel cost	-	-	-	-	1
Allowance for borrowed funds used during construction	14	11	13	11	4

Total fixed charges, as defined	$325	$296	$244	$202	$186

Ratio of earnings to fixed charges	4.96	5.14	5.74	6.74	7.23

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
Net income	$836	$802	$748	$750	$755
Income taxes	451	424	408	409	403
Fixed charges, as below	325	296	244	202	186

Total earnings, as defined	$1,612	$1,522	$1,400	$1,361	$1,344

Fixed charges, as defined:
Interest charges	$304	$278	$224	$183	$173
Rental interest factor	7	7	7	8	8
Fixed charges included in nuclear fuel cost	-	-	-	-	1
Allowance for borrowed funds used during construction	14	11	13	11	4

Total fixed charges, as defined	325	296	244	202	186

Non-tax deductible preferred stock dividends	-	-	-	1	13
Ratio of income before income taxes to net income	1.54	1.53	1.55	1.55	1.53

Preferred stock dividends before income taxes	-	-	-	2	20

Combined fixed charges and preferred stock dividends	$325	$296	$244	$204	$206

Ratio of earnings to combined fixed charges
and preferred stock dividends	4.96	5.14	5.74	6.67	6.52

_____________________
(a)

Florida Power & Light Company's preference equity securities were redeemed in January 2005.  For the year ended December 31, 2005, preferred stock dividends were less than $1 million.  Therefore, for the years ended December 31, 2007, 2006 and 2005, the ratio of earnings to fixed charges is the same as the ratio of earnings to combined fixed charges and preferred stock dividends.